Exhibit (a)(5)
POWER INTEGRATIONS, INC.
ELECTION WITHDRAWAL NOTICE
To Power Integrations, Inc.:
     I previously received a copy of Power Integrations’ offering materials filed with the Securities and Exchange Commission on Schedule TO on December 3, 2008 (the “offering materials”), and completed the Letter of Transmittal, in which I elected to tender all or some of my eligible options. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to Power Integrations in accordance with the terms set forth in the offering materials, none of my eligible options will be repurchased and instead continue to be governed by Power Integrations’ corresponding 2007 Stock Option Plan or 1997 Stock Option Plan, as amended, as applicable, and the relevant option agreement(s) between Power Integrations and me. I further understand that this Notice will only be effective upon receipt by Power Integrations in the manner described in the offering materials and such receipt must occur prior to the expiration of the offer.
     I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Signature:

Print Name:

Date:

1.